Exhibit 99.1

NEWS RELEASE

Visa Inc. Announces Results of Stockholders Annual Meeting Vote

SAN FRANCISCO, CA, January 20, 2010 – Visa Inc. (NYSE:V) today held its annual meeting of stockholders in San Francisco, California.

The Company is pleased to announce that the stockholders approved the following:

•

The election of Robert W. Matschullat, Cathy E. Minehan, David J. Pang, William S. Shanahan and John A. Swainson as Class III Directors to serve on the Company’s board of directors until the Company’s annual meeting in 2013; and

•	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2010.

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About Visa: Visa Inc. is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable digital currency. Underpinning digital currency is one of the world’s most advanced processing networks—VisaNet—that is capable of handling more than 10,000 transactions a second, with fraud protection for consumers and guaranteed payment for merchants. Visa is not a bank, and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: Pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit www.corporate.visa.com

Contacts:

Victoria Hyde-Dunn, Investor Relations

Visa Inc.

Tel: +1 415 932 2213

E-mail: ir@visa.com

Will Valentine, Media Relations

Visa Inc.

Tel: +1 415 932 2564

E-mail: globalmedia@visa.com